ABS LONG/SHORT STRATEGIES FUND

235 West Galena Street

Milwaukee, Wisconsin 53212

August 23, 2019

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	POS 8C of ABS Long/Short Strategies Fund (File Nos. 333-224160 and 811-23079)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced amendment to the registration statement on Form N-2 be accelerated to Thursday, August 29, 2019 or as soon thereafter as practical. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

ABS Long/Short Strategies Fund

By:	/s/ Ishpreet Chadha

Name:	Ishpreet Chadha

Title:	Chief Compliance Officer

FORESIDE FUND SERVICES, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

August 23, 2019

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	POS 8C of ABS Long/Short Strategies Fund (File Nos. 333-224160 and 811-23079)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced amendment to the registration statement on Form N-2 be accelerated to Thursday, August 29, 2019 or as soon thereafter as practical. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks

Name:	Mark Fairbanks

Title:	Vice President